Exhibit (a)(13)



Contact:  Vencor                             Abernathy/MacGregor Group
          W. Earl Reed, III                  Joele Frank/Dan Katcher
          (502) 596-7380                     (212) 371-5999

FOR IMMEDIATE RELEASE

           VENCOR EXTENDS CASH TENDER OFFER FOR TRANSITIONAL HOSPITALS

         LOUISVILLE, KENTUCKY (JUNE 10, 1997) -- Vencor, Inc. (NYSE: VC) today announced that it has extended the expiration date of its $16.00 per share cash tender offer to acquire all of the outstanding shares of Transitional Hospitals Corporation (NYSE: THY) to 12:00 midnight, New York City time on Wednesday, June 18, 1997, unless the tender offer is further extended. Approximately 27,701,103 shares of Transitional's common stock have been validly tendered and not withdrawn pursuant to the tender offer. The tender offer was scheduled to expire at 12:00 midnight, New York City time, tonight.

         Vencor, a $3 billion long-term healthcare company, owns and operates a national network of hospitals, nursing centers and contract service providers in 46 states.